                                                                    EXHIBIT 3(a)
                            CAPITAL DIRECTIONS, INC.

                       RESTATED ARTICLES OF INCORPORATION
                          ADOPTED ON FEBRUARY 10, 1988


ARTICLE I

         The name of the corporation is:  Capital Directions, Inc.

ARTICLE II

         The purpose or purposes for which the corporation is organized are:

To engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan, including, without limiting the foregoing, operation as a bank holding company.

ARTICLE III

1.       Common shares            300,000  Par Value Per Share               $5.00
         Preferred shares         None     Par Value Per Share               $
                                                                             -------

and/or shares without par value as follows:

2.       Common shares            None             Stated Value Per Share    $
                                                                             -------
         Preferred shares         None             Stated Value Per Share    $
                                                                             -------

3. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

         None

ARTICLE IV

1.       The address of the current registered office is:

         322 South Jefferson, Mason, Michigan  48854

2. The mailing address of the current registered office if different than above:

         Same

3.       The name of the current resident agent is:

         Terry Shultis

ARTICLE V

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VI

         1. A director is not personally liable to the Corporation or its shareholders for monetary damages for a breach of the director's fiduciary duty. However, this provision does not eliminate or limit the liability of a director for any of the following:

                 (a) A breach of the director's duty of loyalty to the corporation or its shareholders.

                 (b) Acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law.

                 (c) A transaction from which the director derived an improper personal benefit.

                 (d) Declaration of a dividend or distribution of assets of the Corporation, purchase of shares of the Corporation, or making a loan to an officer, director, or employee of the Corporation in violation of an applicable statute or the Corporation's articles or bylaws, unless the director acted in good faith and with that degree of diligence, care and skill which an ordinarily prudent person would exercise under similar circumstances in a like position; provided, that in discharging his or her duties, a director, when acting in good faith, may rely on the opinion of counsel of the Corporation, upon the report of an independent appraiser selected with reasonable care by the board, or upon financial statements of the Corporation represented to him or her as correct by the president or officer of the Corporation having charge of the books of account or stated in a written report by an independent public or certified public accountant or firm of such accountants fairly to reflect the financial condition of the Corporation.

         2. The Corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         3. The Corporation has the power to indemnify a person who was or is a party to or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including actual and reasonable attorneys' fees, and amounts paid in settlement incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders. However, indemnification shall not be made for a claim, issue, or matter in which the person has been found liable to the Corporation unless and only to the extent that the court in which the action or suit was brought has determined upon application that despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses which the court considers proper.

         4.      (a)      To the extent that a director, officer, employee, or
         agent of the Corporation has been successful on the merits or otherwise in defense of an action, suit, or proceeding referred to in section 2 or 3 above, or in defense of a claim, issue, or matter in the action, suit, or proceeding, he or she shall be indemnified against expenses, including actual and reasonable attorneys' fees, incurred by him or her in connection with the action, suit, or proceeding and an action, suit, or proceeding brought to enforce the mandatory indemnification provided in this subsection.

                 (b) An indemnification under section 2 or 3, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in section 2 or 3. This determination shall be made in any of the following ways:

                 (i) By a majority vote of a quorum of the board consisting of directors who were not parties to the action, suit, or proceeding.

                 (ii) If the quorum described in subdivision (i) is not obtainable, then by a majority vote of a committee of directors who are not parties to the action. The committee shall consist of not less than two disinterested directors.

                 (iii)    By independent legal counsel in a written opinion.

                 (iv)     By the shareholders.

                 (c)      If a person is entitled to indemnification under
         section 2 or 3 for a portion of expenses including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount thereof, the Corporation may indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

         5. Expenses incurred in defending a civil or criminal action, suit, or proceeding described in section 2 or 3 may be paid by the Corporation in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay the expenses if it is ultimately determined that the person is not entitled to be indemnified by the Corporation. The undertaking shall be by unlimited general obligation of the person on whose behalf advances are made but need not be secured.

         6.      (a)      The indemnification or advancement of expenses
         provided under sections 2 to 5 is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, bylaws, or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.

                 (b) The indemnification provided for in sections 2 to 5 continues as to a person who ceases to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of the person.

         7. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

         8. For purposes of sections 2 to 7 'corporation' includes all constituent corporations absorbed in a consolidation or merge and the resulting or surviving corporation, so that a person who is or was a director, officer, employee, or agent of the constituent corporation or is or was serving at the request of the constituent corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise whether for profit or not shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as the person would if he or she had served the resulting or surviving corporation in the same capacity.